FIRST AMENDMENT TO EXPENSE ADVANCEMENT AGREEMENT

This First Amendment to the Expense Advancement Agreement (this "Amendment"), dated as of April 27, 2023, is made and entered into by and between Goal Acquisitions Corp., a Delaware corporation (the "Company"), and Goal Acquisitions Sponsor LLC, a Delaware limited liability company (the "Funding Party").

WHEREAS, the Company and the Funding Party as parties to that certain Expense Advancement Agreement, dated as of November 4, 2021 (the "Expense Advancement Agreement"), and the Company executed and delivered that certain Promissory Note, dated as of November 4, 2021, attached as Exhibit A thereto (the "Note"); and

WHEREAS, the Company and the Funding Party desire to amend the Expense Advancement Agreement and the Note as set forth herein and in accordance with Section 2 of the Expense Advancement Agreement and Section 13 of the Note.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Funding Party agree as follows:

1. Amendments. The Company and the Funding Party hereby agree to amend the Expense Advancement Agreement and the Note as follows:

a. Section 1 of the Expense Advancement Agreement is hereby amended by deleting "$1,500,000" and replacing it with "$2,000,000".

b. The "Principal Amount" set forth in the Note is hereby amended by deleting "$1,500,000" and replacing it with "$2,000,000".

c. The preamble set forth in the Note is hereby amended by deleting "One Million Five Hundred Thousand Dollars ($1,500,000)" and replacing it with "Two Million Dollars ($2,000,000)".

d. Section 3 of the Note is hereby amended by deleting "$1,500,000" and replacing it with "$2,000,000".

e. Section 15(a) of the Note is hereby amended by deleting "(ii) $1.50[1]" and replacing it with "(ii) $2.00".

2. **Miscellaneous**. Except as set forth in this Amendment, all terms and provisions of the Expense Advancement Agreement and the Note shall remain in full force and effect. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Amendment shall be brought and enforced in the courts of New York, in the State

of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum. This Amendment may be executed in any number of original, facsimile or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the date first written above.

GOAL ACQUISITIONS CORP.

By: ___
Name: William Duffy
Title: CFO/COO

GOAL ACQUISITIONS SPONSOR LLC

By:____________________
Name: Alex Greystoke
Title: President